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                                                                      EXHIBIT 14

                              LETTER OF AGREEMENT

This Letter of Agreement sets out the terms of an Agreement ("the Agreement") between Lee Enterprises Inc. ("Lee") and CityXpress.com Corp. (CityXpress) under which the parties agree to provide the following services to one another this 20th day of October, 1999:

CITYXPRESS SERVICES:

Under the Agreement, CityXpress will provide the following services to Lee:

1. Web site hosting and access to the CityXpress.com Regional Business Directory for states in which Lee rolls out an online web site, with the initial state being Oregon. CityXpress will provide a functional template for the CityXpress.com Find It and Buy It sections and will provide web development support to assist Lee's online publications with the integration of the CityXpress.com Find It and Buy It sections.

2. CityXpress will provide access to business listings for the CityXpress.com Regional Business Directory through its licensing agreement with Dun & Bradstreet and will provide ongoing maintenance and updates for these business listings.

3. CityXpress will provide data entry and maintenance services for Basic Listings and for Highlight and Premier Priority Listings for the Regional Business Directory.

4. CityXpress will provide ad-scheduling services for banner advertising within the CityXpress.com Regional Business Directory.

5. CityXpress will provide creative services as required, at an additional cost, for the design and development of banner ads or micro-web pages sold by Lee.

6. CityXpress will provide data entry and maintenance services for the Buy It section of CityXpress.com.

7. CityXpress will host and support online storefronts built through CityXpress's Xpress/Sites storefront products. CityXpress will handle inquiries generated from sales and promotional efforts by Lee of the Xpress/Sites products.

8. CityXpress will provide creative and web development services as required, at an additional cost, for the design and development of online storefronts sold by Lee to its customers.

9. CityXpress will host and support the Xpress/Sites Department Store, a multi-vendor mall in which vendors may purchase product "shelf-space", and configure the store to support a number of special or seasonal events (e.g., Best of Oregon Christmas Mall).

10. CityXpress will provide a link to its CityXpress.com site to allow Lee customers to access business listings (Find It) and links to storefronts (buy It) outside geographic regions for

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         which each Lee online site provides coverage.

11. CityXpress will provide support services for the Lee sales force including initial training, ongoing support during regular business hours, and master copies in electronic format of CityXpress.com collateral material.

Lee Services

1. Lee will sell priority listings, banner ads and micro-web pages for the CityXpress.com Regional Business Directory through selected Lee direct and third party sales forces to its customers. Lee will invoice customers for such services and provide CityXpress with a monthly statement of revenues by publication/customer, except as these services are performed by agreement with CityXpress.com.

2. Lee online publications will co-brand the CityXpress.com Find It and Buy It sections of their sites.

3. Lee will promote and sell online storefronts to its customers through participating sales representatives. Lee will sell and invoice product listings for each specialized multi-vendor department store and will promote the site to its print and online customers, except as these services are performed by agreement with CityXpress.com.

REVENUES

1. Lee will invoice its customers for priority listings, banner ads and micro-web pages in the CityXpress.com Regional Business Directory. Revenues realized from the sale of such services will be split on an equal basis for three months immediately following the rollout of each online site.

2. Lee will invoice its customers for product listings in the multi-vendor mall. Revenues realized from the sale of such services will be split on an equal basis for three months immediately following the rollout of each online site. Lee will invoice monthly hosting to storefront customers whose sites were sold by the Lee sales force or through accessing the store building software from a Lee web site. Revenues realized from the sale of such services will be split on an equal basis for the first three months immediately following the rollout of each online site.

3. Lee will invoice monthly hosting to storefront customers whose sites were sold by the Lee sales force or through accessing the store building software form a Lee web site. Revenues realized from the sale of such services will be split on an equal basis for the first three months immediately following the rollout of each online site.

4. Service revenues derived by CityXpress for the design and development of banner ads, micro-web pages, or storefronts will be retained fully by CityXpress and will not be subject to revenue sharing.

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5.       After three months, the parties agree to review the revenue split contained in this agreement to ensure a more equitable division of the proceeds.

Miscellaneous

1. TERM OF THE AGREEMENT. The Agreement is valid for one year from the date of the Agreement and may be renewed anytime within 90 days before the expiration of the Agreement by mutual consent of the parties. This Agreement may be cancelled by the parties after the first three months, should the parties not reach reasonable agreement on revenue sharing at that time.

2. SERVICE INTERRUPTION: IN NO EVENT SHALL CityXpress BE LIABLE FOR AM EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO LEE FOR SERVICE BUREAU SERVICES PROVIDED BY THIS AGREEMENT.

3. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements whether oral or written. This Agreement may not be changed except in writing signed by the parties.

4. ASSIGNMENT AND SUBLEASE. The Agreement may not be assigned by either party without the written consent of the other.

5. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Iowa. In the event suit is brought with respect to this Agreement, the prevailing party shall be entitled to costs and attorney's fees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CITYXPRESS.COM CORP.                             LEE ENTERPRISES, INC.

By: /s/ Phil Dubois                              By: /S/


Its: President & CEO                             Its: